Exhibit 5.1
May 9, 2024
Pitney Bowes Inc.
3001 Summer Street
Stamford, Connecticut 06926
Re:    Pitney Bowes Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Pitney Bowes Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to (i) 8,400,000 shares of the Company’s common stock, par value $1.00 per share (the “Stock Plan Shares”), under the Pitney Bowes Inc. 2024 Stock Plan (the “Plan”) and (ii) 3,000,000 Shares under the 1996 Pitney Bowes Inc. Employee Stock Purchase Plan, as amended and restated (such shares, together with the Stock Plan Shares, the “Shares”).
We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of such plans or the rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated here and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson Dunn & Crutcher LLP

Gibson Dunn & Crutcher LLP